Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8

(No. 333-01861) of Chyron Corporation of our report dated March 21, 2003, relating to the consolidated financial statements and consolidated financial statement schedule, which appears in Chyron Corporation's Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Melville, New York

March 31, 2003